Exhibit 99.1

Contact:	Peter W. Keegan Senior Vice President (212) 521-2950

Candace Leeds V.P. of Public Affairs (212) 521-2416

Darren Daugherty Investor Relations (212) 521-2788

FOR IMMEDIATE RELEASE

LOEWS CORPORATION REPORTS
NET INCOME FOR THE FIRST QUARTER OF 2006

NEW YORK, May 2, 2006—Loews Corporation (NYSE:LTR;CG) today reported consolidated net income (including both the Loews Group and Carolina Group) for the 2006 first quarter of $541.0 million, compared to $346.3 million in the 2005 first quarter.

Net income and earnings per share information attributable to Loews common stock and Carolina Group stock is summarized in the following table:

	Three Months Ended March 31,
(In millions, except per share data)	2006	2005
		(Restated)
Net income attributable to Loews common stock:
Income before net investment losses	$482.0	$308.0
Net investment losses	(3.6)	(14.8)
Income from continuing operations	478.4	293.2
Discontinued operations, net	(5.0)	6.6
Net income attributable to Loews common stock	473.4	299.8
Net income attributable to Carolina Group stock (a)	67.6	46.5
Consolidated net income	$541.0	$346.3

Net income per share:
Loews common stock:
Income from continuing operations	$2.57	$1.58
Discontinued operations, net	(0.03)	0.04
Net income	$2.54	$1.62
Carolina Group stock	$0.86	$0.68
Book value per share of Loews common stock at:
March 31, 2006	$72.11
December 31, 2005	$70.93

(a)	Reflects Loews Corporation’s sale of 10,000,000 shares of Carolina Group stock in November of 2005. Net income per share of Carolina Group stock was not impacted by this sale.

Net income attributable to Loews common stock for the first quarter of 2006 amounted to $473.4 million, or $2.54 per share, compared to $299.8 million, or $1.62 per share, in the comparable period of the prior year. The increase in net income was primarily due to improved results at the Company’s 54% owned subsidiary, Diamond Offshore Drilling, Inc. and increased investment income.

Net income attributable to Loews common stock includes net investment losses of $3.6 million (after tax and minority interest) compared to net investment losses of $14.8 million (after tax and minority interest) in the comparable period of the prior year.

Net income attributable to Carolina Group stock for the first quarter of 2006 was $67.6 million, or $0.86 per Carolina Group share, compared to $46.5 million, or $0.68 per Carolina Group share, in the first quarter of 2005. The increase in net income attributable to Carolina Group stock for the first quarter of 2006 is due to improved overall results of the Carolina Group and reflects the increase in the amount of Carolina Group shares. The Company is issuing a separate press release reporting the results of the Carolina Group for the first quarter of 2006.

Consolidated revenues in the first quarter of 2006 amounted to $4.2 billion, compared to $3.7 billion in the comparable 2005 quarter.

At March 31, 2006, there were 185,395,033 shares of Loews common stock outstanding and 78,278,496 shares of Carolina Group stock outstanding. During the three months ended March 31, 2006, the Company purchased 558,400 shares of Loews common stock at an aggregate cost of $55.7 million. Depending on market conditions, the Company purchases, from time to time in the open market or otherwise, shares of its and its subsidiaries’ outstanding common stock.

On April 11, 2006, the Company announced that its Board of Directors declared a three-for-one stock split of Loews common stock, by way of a stock dividend, to shareholders of record on April 24, 2006. Each holder of record on that date will receive two additional shares of Loews common stock for each share owned. The new shares are expected to be distributed on or about May 8, 2006. The stock split will increase the number of shares of common stock outstanding from approximately 185.4 million shares to approximately 556.2 million shares. The pro forma earnings per share of Loews common stock, giving retroactive effect to the stock split, is as follows:

	Three Months Ended March 31,
	2006	2005

Diluted net income per share of Loews common stock - as reported	$2.54	$1.62
Diluted net income per share of Loews common stock - after stock split	0.85	0.54

The Company has two classes of common stock, Carolina Group stock, a tracking stock intended to reflect the economic performance of a group of the Company’s assets and liabilities, called the Carolina Group, principally consisting of the Company’s subsidiary Lorillard, Inc., and Loews common stock, representing the economic performance of the Company’s remaining assets, including the interest in the Carolina Group not represented by Carolina Group stock. At March 31, 2006, the outstanding Carolina Group stock represented a 45.06% interest in the economic performance of the Carolina Group.

A conference call to discuss the first quarter results of Loews Corporation has been scheduled for 11:00 a.m. EDT, Tuesday, May 2, 2006. A live broadcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (877) 692-2592. An online replay will be available at the Company’s website following the call.

A conference call to discuss the first quarter results of CNA has been scheduled for 10:00 a.m. EDT, Tuesday, May 2, 2006. A live broadcast of the call will be available online at the CNA website (http://investor.cna.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (800) 811-0677. An online replay will be available at CNA’s website following the call.

FORWARD-LOOKING STATEMENTS

Statements contained in this press release that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements.

Forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries
Financial Review

	Three Months Ended March 31,
	2006	2005 (d	)
		(Restated)

	(Amounts in millions, except
	per share data)

Revenues:
Insurance premiums and net investment income (a)	$2,574.7	$2,330.5
Manufactured products (b)	898.4	834.2
Other	771.4	576.5
Total	4,244.5	3,741.2

Expenses:
Insurance claims & policyholders’ benefits	1,492.0	1,433.2
Cost of manufactured products sold (b)	533.3	505.7
Other	1,234.6	1,250.4
Total	3,259.9	3,189.3

Income from continuing operations before income taxes
and minority interest	984.6	551.9

Income tax expense	334.2	177.3
Minority interest	104.4	34.9
Total	438.6	212.2

Income from continuing operations	546.0	339.7
Discontinued operations, net	(5.0)	6.6

Net income	$541.0	$346.3

Net income attributable to:
Loews common stock:
Income from continuing operations	$478.4	$293.2
Discontinued operations, net	(5.0)	6.6
Loews common stock	$473.4	$299.8
Carolina Group stock (c)	67.6	46.5
	$541.0	$346.3

Income per Loews common stock:
Income from continuing operations	$2.57	$1.58
Discontinued operations, net	(0.03)	0.04
Diluted net income	$2.54	$1.62

Diluted net income per share of Carolina Group stock	$0.86	$0.68

Weighted diluted number of shares:
Loews common stock	186.08	185.84
Carolina Group stock	78.33	68.07

(a)	Includes investment gains (losses) of $2.0 and ($22.8) for the respective periods.
(b)	Includes excise taxes of $163.9 and $156.2 on sales of manufactured products for the respective periods.
(c)	Represents 45.04% and 39.20% of the economic interest in the Carolina Group for the respective periods.
(d)	Restated to correct the accounting for the periodic results of CNA’s discontinued operations.

Loews Corporation and Subsidiaries
Additional Financial Information

	Three Months Ended March 31,
	2006	2005 (f )
		(Restated)
	(In millions)

Revenues:
CNA Financial	$2,491.7	$2,383.8
Lorillard (a)	879.6	808.3
Boardwalk Pipeline	175.0	151.3
Diamond Offshore	458.7	264.7
Loews Hotels	93.4	92.1
Investment income-net and other (b)
Income from trading portfolio	70.6	8.2
Other	73.5	55.6
	$4,242.5	$3,764.0

Investment gains (losses):
CNA Financial	8.8	(16.7)
Corporate and other	(6.8)	(6.1)
	2.0	(22.8)
Total	$4,244.5	$3,741.2

Income Before Taxes:
CNA Financial	$346.3	$264.4
Lorillard (c)	164.6	154.9
Boardwalk Pipeline	69.4	62.8
Diamond Offshore	205.3	43.0
Loews Hotels	13.9	21.3
Investment income-net and other (b)
Income from trading portfolio	70.6	8.2
Other (d)	2.0	(56.7)
	872.1	497.9

Investment gains (losses):
CNA Financial	8.8	(16.7)
Corporate and other	(6.5)	(5.4)
	2.3	(22.1)

Loews common stock	874.4	475.8
Carolina Group stock (e)	110.2	76.1
Total	$984.6	$551.9

Net Income:
CNA Financial	$217.1	$180.0
Lorillard (c)	101.0	94.7
Boardwalk Pipeline	35.7	37.9
Diamond Offshore	72.3	14.2
Loews Hotels	8.5	13.2
Investment income-net and other (b)
Income from trading portfolio	45.9	5.4
Other (d)	1.5	(37.4)
	482.0	308.0

Investment gains (losses):
CNA Financial	0.5	(11.7)
Corporate and other	(4.1)	(3.1)
	(3.6)	(14.8)

Income from continuing operations	478.4	293.2
Discontinued operations, net	(5.0)	6.6
Loews common stock	473.4	299.8
Carolina Group stock (e)	67.6	46.5
Total	$541.0	$346.3

(a)	Includes excise taxes of $163.9 and $156.2 on sales of manufactured products for the respective periods.
(b)	Consists primarily of corporate investment income, interest expenses, the operations of Bulova Corporation and other unallocated expenses.
(c)	Represents the Loews Group's intergroup interest in the earnings of the Carolina Group.
(d)	Includes additional interest expense of $35.5 ($23.1 after taxes) related to charges from the early redemption of the Company's long-term debt for the three months ended March 31, 2005.
(e)	Represents 45.04% and 39.20% of the economic interest in the Carolina Group for the respective periods.
(f)	Restated to correct the accounting for the periodic results of CNA's discontinued operations.